Exhibit 10.11.1

Amendment No. 1, dated January 29, 2015, to Credit Agreement dated as of July 24, 2014 between MGC Diagnostics Corporation, Medical Graphics Corporation
and BMO Harris Bank N.A.

AMENDMENT NO. 1

to

CREDIT AGREEMENT

THIS AMENDMENT NO. 1 TO CREDIT AGREEMENT (“Amendment”) is made as of January 29, 2015, by and among MGC DIAGNOSTICS CORPORATION, a Minnesota corporation (“Holding Company”), and MEDICAL GRAPHICS CORPORATION, a Minnesota corporation (“Medical Graphics” and together with Holding Company, individually and collectively, and jointly and severally, the “Borrower”), and BMO Harris Bank N.A., a national banking association (the “Bank”).

RECITALS:

A.        The Borrower and the Bank are parties to that certain Credit Agreement, dated as of July 24, 2014 (the “Credit Agreement”).

B.        The Borrower has informed the Bank that the Borrower’s Total Leverage Ratio (as defined in the Credit Agreement) at October 31, 2014 was 8.94, which is greater than the covenant maximum of 3.00 set forth in Section 8.2(a) of the Credit Agreement. As a result of the foregoing, an Event of Default (as defined in the Credit Agreement) has occurred and is continuing under the Credit Agreement (the “Specified Default”).

C.        The parties each desire to amend the Credit Agreement, as provided herein.

AGREEMENTS:

IN CONSIDERATION of the premises and mutual covenants herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.        Definitions. Capitalized terms not otherwise defined in this Amendment have the same meanings as set forth in the Credit Agreement.

2.        Amendment of Section 1.1. Section 1.1 of the Credit Agreement is hereby amended (i) first by deleting the definitions of “EBITDA”, “Revolving Credit Facility” and “Revolving Note” from such Section, and (ii) then by adding the following definitions to such Section in their correct alphabetical order:

EBITDA: For any period of determination and with respect to the Borrower on a Consolidated Basis, the sum of net income for such period, plus deductions for Interest Expense, taxes, depreciation, and amortization for such period, plus foreign exchange losses for such period, minus foreign exchange gains for such period, all as determined in accordance with GAAP.

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Revolving Credit Facility: The revolving credit facility under which the Bank may make Revolving Loans to the Borrower in accordance with Section 2.1, Section 2.3(g) and/or Section 4.5, up to an aggregate principal amount (including the aggregate maximum amount available to be drawn under outstanding Letters of Credit and any Unpaid Drawings) at any one time outstanding not to exceed $250,000.

Revolving Note: That certain Revolving Note, dated as of January 29, 2015, executed by the Borrower and made payable to the order of the Bank in the original principal amount of $250,000, as it may be amended, modified, supplemented, restated or replaced from time to time.

3.        Amendment of Section 2.3(a). Section 2.3(a) of the Credit Agreement is hereby amended by deleting “$500,000” appearing at the end of such Section, and inserting “$250,000” in its place.

4.        Amendment of Section 8.1(b). Section 8.1(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b)        Within 45 days after the end of each fiscal quarter of the Borrower, a copy of the company-prepared consolidated and consolidating financial statements of the Borrower and its Subsidiaries prepared in conformity with GAAP (except for the lack of footnotes and other presentation items), consisting of statements of income and cash flow for such quarter, and a balance sheet as at the end of such quarter, and certified by the Borrower’s Chief Financial Officer. In addition, for each month that Borrower’s Total Leverage equals or exceeds 3.00, within 30 days after such month, a copy of the Borrower’s company-prepared financial statements prepared in conformity with GAAP (except for the lack of footnotes and other presentation items, and except that MediSoft does not need to be included), consisting of statements of income and cash flow for such month, and a balance sheet as at the end of such month and certified by the Borrower’s Chief Financial Officer.

5.        Amendment of Section 8.1(c). Section 8.1(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(c)        Within 45 days after the end of each of the first three fiscal quarters of the Borrower and within 90 days after the end of the fourth fiscal quarter of the Borrower, a Compliance Certificate signed by the Borrower’s Chief Financial Officer.

6.        Amendment of Section 8.2. Section 8.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 8.2        Financial Covenants.

(a)        Maintain its Total Leverage Ratio (determined at the end of each fiscal quarter commencing July 31, 2015) at not greater than (i) 2.75 on July 31, 2015, and (ii) 2.50 on October 31, 2015 and thereafter.

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(b)        Maintain its Adjusted Fixed Charge Coverage Ratio (determined at the end of each fiscal quarter commencing July 31, 2015) at not less than (i) 1.10 on July 31, 2015, and (ii) 1.25 on October 31, 2015 and thereafter.

(c)        Achieve EBITDA (i) of not less than $0 for the fiscal quarter ending January 31, 2015, and (ii) of not less than $550,000 for the six-month period ending April 30, 2015.

7.        Amendment of Article 8. Article 8 of the Credit Agreement is hereby amended by adding the following new Section to the end of such Article:

Section 8.16        Maintain Cash on Deposit. Maintain at all times cash on deposit at the Bank in an amount not less than $3,600,000 (excluding any amount drawn under the Revolving Credit Facility).

8.        Amendment of Section 9.8. Section 9.8 of the Credit Agreement is hereby amended by amending and restating clause (2) of the last sentence in Section 9.8 in its entirety to read as follows:

(2) any Borrower or its Subsidiaries may make dividends or distributions or repurchase shares in any amount provided that (x) no Default or Event of Default then exists or would result therefrom and (y) after giving effect to such dividends, distributions and share repurchases, the Borrower has a pro forma Adjusted Fixed Charge Coverage Ratio of not less than 1.25 as of the last day of the next two succeeding fiscal quarter-ends (using reasonable projections for future periods) and the Borrower delivers to the Bank (prior to the dividend/distribution/share repurchase being made) a certificate showing the pro forma Adjusted Fixed Charge Coverage Ratio; and

9.        Amendment of Article 9. Article 9 of the Credit Agreement is hereby amended by adding the following new Section to the end of such Article:

Section 9.19        Advances to MediSoft. Make advances, contribute capital or otherwise provide financial accommodations to MediSoft which exceeds €850,000 in the aggregate at any time.

10.       Amendment of Section 10.1. Section 10.1 of the Credit Agreement is hereby amended (i) first by deleting the period at the end of paragraph (n), and inserting “; or” in lieu thereof, and (ii) then by adding the following new paragraphs to the end of such Section:

(o)        If any of Todd M. Austin, Matthew S. Margolies or Wesley W. Winnekins ceases to serve as a senior executive of the Borrower in substantially his current operating capacity, regardless of title, without the prior consultation and approval of the Bank; or

(p)        The Borrower and/or MediSoft shall fail to obtain all “CE Marks” by February 16, 2015, and thereafter shall fail to maintain such Marks; or

(q)        The Borrower shall fail to comply with Section 8.16 hereof.

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11.        Conditions to Effectiveness. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

(a)        The Bank shall have received a counterpart signature page to this Amendment, duly executed by the Borrower.

(b)        The Bank shall have received the Revolving Note, duly executed by the Borrower.

(c)        The Bank shall have received an amendment fee in the amount of $5,000, which shall be earned in full on the date hereof and shall be nonrefundable.

(d)        The Borrower shall have no less than $3,600,000 on deposit at the Bank (excluding any amount drawn under the Revolving Credit Facility).

12.        Representations and Warranties. To induce the Bank to enter into this Amendment, the Borrower represents and warrants to the Bank as follows:

(a)        The execution, delivery and performance by the Borrower of this Amendment and any other documents required to be executed and/or delivered by the Borrower by the terms of this Amendment have been duly authorized by all necessary corporate action, do not require any approval or consent of, or any registration, qualification or filing with, any government agency or authority or any approval or consent of any other person, do not and will not conflict with, result in any violation of or constitute any default under, any provision of the Borrower’s organizational documents, any agreement binding on or applicable to the Borrower or any of its property, or any law or governmental regulation or court decree or order, binding upon or applicable to the Borrower or of any of its property and will not result in the creation or imposition of any security interest or other lien or encumbrance in or on any of its property pursuant to the provisions of any agreement applicable to the Borrower or any of its property, other than liens in favor of the Bank.

(b)        After giving effect to this Amendment, the representations and warranties contained in the Credit Agreement are true and correct as of the date hereof as though made on the date hereof except to the extent that such representations and warranties relate solely to an earlier date.

(c)        After giving effect to this Amendment, there does not exist any Default or Event of Default.

13.        Waiver of Specified Defaults; No Other Waiver. The Bank hereby waives the Specified Default, provided that this waiver shall not apply to any other Defaults or Events of Default now existing or hereafter arising by reason of the Borrower’s failure to comply with any other covenants or agreements contained in the Credit Agreement, as amended hereby, including, without limitation, any additional violations of Section 8.2(a). This Amendment is not intended to operate as, and shall not be construed as, a waiver of any Default or Event of Default (other than the Specified Default), whether known to the Bank or unknown, as to which all rights and remedies of the Bank shall remain reserved.

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14.        Binding Nature of Loan Documents. The Borrower acknowledges and agrees that the terms, conditions and provisions of the Credit Agreement, as amended hereby, and of each other Loan Document are fully binding and enforceable agreements, and are not subject to any defense, counterclaim, set off or other claim of any kind or nature. The Borrower hereby reaffirms and restates its duties, obligations and liabilities under the Credit Agreement, as amended hereby, and each other Loan Document.

15.        Reference to the Loan Documents. From and after the date of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference to the “Credit Agreement”, “Loan Agreement” or “Agreement”, “thereunder”, “thereof”, “therein” or words of like import referring to the Credit Agreement in any other Loan Document shall mean and be a reference to the Credit Agreement as amended hereby.

16.        Release. The Borrower hereby releases, acquits, and forever discharges each of the Bank and each and every past and present subsidiary, affiliate, stockholder, officer, director, agent, servant, employee, representative, and attorney of any of them from any and all claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys’ fees) of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, which the Borrower may have or claim to have now or which may hereafter arise out of or be connected with any act of commission or omission of the Bank existing or occurring prior to the date of this Amendment or any instrument executed prior to the date of this Amendment relating to the Credit Agreement or any other Loan Document or any of the transactions contemplated thereby. The provisions of this Section shall survive payment of all Obligations and shall be binding upon the Borrower and shall inure to the benefit of the Bank and its successors and assigns.

17.        Estoppel. The Borrower represents and warrants that there are no known claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys’ fees) of any kind, character or nature whatsoever, fixed or contingent, which the Borrower may have or claim to have against the Bank, which might arise out of or be connected with any act of commission or omission of the Bank existing or occurring on or prior to the date of this Amendment, including, without limitation, any claims, liabilities or obligations arising with respect to the indebtedness evidenced by any Loan Document.

18.        Expenses. Without in any way limiting the generality of Section 12.2 of the Credit Agreement, the Borrower hereby agrees to pay to the Bank all of the Bank’s reasonable and documented legal fees and expenses incurred in connection with this Amendment and/or any other Loan Document, which amount shall be due and payable upon execution of this Amendment.

19.        Captions. The captions or headings herein are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Amendment.

20.        Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Any executed counterpart of this Amendment delivered by facsimile or other electronic transmission to a party hereto shall constitute an original counterpart of this Amendment.

21.        No Other Modification. Except as expressly amended by the terms of this Amendment, all other terms of the Credit Agreement shall remain unchanged and in full force and effect.

[The signature page follows.]

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THE PARTIES HAVE EXECUTED this Amendment No. 1 to Credit Agreement in the manner appropriate to each as of the date and year first above written.

The Borrower:

MGC DIAGNOSTICS CORPORATION

By:	/s/Wesley W. Winnekins
Title:	Chief Financial Officer, Chief Operating Officer and Secretary

MEDICAL GRAPHICS CORPORATION

By:	/s/Wesley W. Winnekins
Title:	Chief Financial Officer, Chief Operating Officer and Secretary

The Bank:

BMO HARRIS BANK N.A.

By:	/s/ Nicole Sever
Title:	Assistant Vice President

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